UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2009

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(Address of principal executive offices)
Registrant’s telephone number, including area code (214) 459-2770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Closing of the Sale of the Europe, Middle East and Africa Business
     As previously disclosed, on April 20, 2009, the Board of Directors of BearingPoint, Inc. (the “Company”) authorized the Company to enter into a non-binding term sheet for the sale of its Europe, Middle East and Africa (“EMEA”) business to local management. On July 17, 2009, the Company, BE Holdings I CV, a subsidiary of the Company, certain other affiliates of the Company and BE Partners B.V., a newly formed company established by a significant majority of the managing directors of the Company’s EMEA practice for the purpose of acquiring the EMEA practice (the “Purchaser”), entered into an Agreement for the Sale and Purchase of the Share Capital of BearingPoint Europe Holdings B.V., the Company’s European holding company (the “EMEA Share Sale Agreement”). Under the terms of the EMEA Share Sale Agreement, the Purchaser acquired all of the Company’s EMEA practice for an aggregate purchase price of approximately US $69 million in total consideration (the “EMEA Transaction”). The EMEA Transaction was approved by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on August 13, 2009 and was completed on August 28, 2009. The EMEA practice will continue to operate under the “BearingPoint” brand following the completion of the EMEA Transaction.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of John DeGroote as President
     On August 28, 2009, the Board of Directors of the Company appointed John DeGroote, 43, as the Company’s President effective as of August 31, 2009. Mr. DeGroote will also continue to serve as the Company’s Chief Legal Officer and Secretary.
     Mr. DeGroote was appointed as Chief Legal Officer of the Company effective as of December 31, 2008 and as Secretary of the Company effective as of May 27, 2009. Prior to his appointment as Chief Legal Officer, Mr. DeGroote served as the Company’s Deputy General Counsel and Chief Litigation Counsel from 2004 until early 2008, when he was promoted to General Counsel/Contracts, Litigation and Risk.
Ed Harbach Severance Payment
     As previously announced, F. Edwin Harbach ceased to serve as the Company’s Chief Executive Officer and was terminated as an employee of the Company effective as of the close of business on August 31, 2009. In connection with this termination, on August 28, 2009, the Company and Mr. Harbach agreed that Mr. Harbach will receive a severance payment equal to six months base salary ($450,107), inclusive of any payment for accrued personal days, upon execution by Mr. Harbach of a Severance and Release Agreement. The severance payment is subject to approval by the Bankruptcy Court.
     In addition, as previously announced, the Bankruptcy Court entered an order authorizing the Company to implement, and the Board of Directors of the Company approved, a Key Employee Incentive Plan (the “Plan”) on July 24, 2009. In connection with Mr. Harbach’s severance arrangement, the Board of Directors determined that Mr. Harbach will be eligible to receive 5% of the total amount of Wind Down Incentive Payments (which will be based on actual recoveries to the Company’s prepetition creditors) available for distribution under the Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2009	BearingPoint, Inc.
	By:	/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer

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